Filed in the Office of	Business Number E0514512013-1
Barbara K. Cegavske	Filing Number 20211657534
Secretary of State State Of Nevada	Filed On 8/3/2021 3:16:00 PM
	Number of Pages 1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

RumbleOn, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The Articles of Incorporation of the corporation are hereby amended by deleting Section 1 under Article VI, and inserting in lieu of said Section 1 under Article VI the following new Section 1 under Article VI: "Section 1. Authorized Shares. The total number of shares which this corporation is authorized to issue is 100,050,000 shares of Common Stock, of which 50,000 shares shall be Class A Common Stock, par value $0.001 per share, and 100,000,000 shares shall be Class B Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share"

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 64.5%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X DocuSigned by: Marshall Chesrown
4A17CD44FB484EA...

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.